Exhibit 10.26

September 16, 2002

David A. Wilkins

8217 S. Yale

Tulsa, Oklahoma 74137

Dear David:

The purpose of this letter is to set forth the basic terms of your proposed employment as President and Chief Executive Officer of Beta Oil & Gas, Inc. (the “Company”).  These terms would be as follows:

A.  Salary – $160,000 annually.

B.  Incentive Compensation–The following items of incentive compensation all require that you be employed by the Company at the respective dates on which the payments or grants are to be made.

1.             Regular Bonus – you would receive a bonus equal to not less than 40% of your annual salary at the end of calendar year 2003.

2.             In consideration of your forfeiture of the unvested options you held with your prior employer, you would receive the following bonus payments:

(a)	$50,000 to be paid upon commencement of your employment;
(b)	$250,000 payable January 2, 2003;
(c)	$150,000 payable July 1, 2003; and
(d)	$150,000 payable January 2, 2004.

C.  Stock Options–The following options will be granted to you.  They will vest over a three-year period, with the first third becoming exercisable on the first anniversary of the grant, the second third on the second anniversary and the balance on the third anniversary of the grant.

1.             Upon the commencement of your employment, you will receive an option to purchase a total of 500,000 shares of common stock of the Company at a price equal to the closing price reported on The Nasdaq Stock Market on the first day of your employment.

2.             On December 31, 2003, you will be granted an option to purchase an additional 100,000 shares of the Company’s common stock at a price equal to the closing price of the stock on The Nasdaq Stock Market on the immediately preceding trading date.

3.             Options are to have a ten year term.

We are excited about the commencement of your position with us and look forward to an exciting and productive tenure.

Yours very truly,

Beta Oil & Gas, Inc.

By:	/s/ Joseph L. Burnett

Joseph L. Burnett
Chief Financial Officer

By:	/s/ Robert E. Davis, Jr.
Robert E. Davis, Jr.
Director